As filed with the Securities and Exchange Commission on April 15, 2009    Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________________________

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware		36-2443580
(State or other jurisdiction of Incorporation or organization)	901- 3rd Avenue South Minneapolis, MN 55402 Telephone: (612) 851-7000	(I.R.S. Employer Identification No.)

(Address of principal executive offices)

_______________________________

2009 OMNIBUS EQUITY PLAN

(Full title of the Plan)

_______________________________

Rolf Engh Executive Vice President, General Counsel and Secretary The Valspar Corporation 901- 3rd Avenue South Minneapolis, MN 55402 Telephone: (612) 851-7000 (Name and address of agent for service)	Copy to: Martin R. Rosenbaum, Esq. Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South 7th Street Minneapolis, MN 55402 Telephone: (612) 672-8200 Facsimile: (612) 672-8397

   Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerate filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐
Non- Accelerated Filer ☐	Smaller reporting company ☐

____________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common stock, par value $.50 per share	5,229,684	$21.685	$113,405,698	$6,328.04

(1)

Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this Registration Statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)

Includes an aggregate of 3,104,417 shares of common stock previously registered for issuance pursuant to the registrant’s Stock Option Plan for Non-Employee Directors and the registrant’s 1991 Stock Option Plan.

(3)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sale prices of the registrant’s common stock on April 9, 2009, as reported on the New York Stock Exchange.

(4)

Pursuant to Rule 457(p), the registration fee of $6,328.04 with respect to the 5,229,684 shares of common stock to be registered hereunder is offset by registration fees previously paid in connection with the registration of 3,104,417 unsold shares of common stock to be registered hereunder, as follows: (a) $610.79 was paid by the registrant in connection with the registration of 242,550 shares of common stock for issuance pursuant to the registrant’s Stock Option Plan for Non-Employee Directors on Form S-8 (File No. 333-129135) filed with the Commission on October 19, 2005; and (b) $8,537.52 was paid by the registrant in connection with the registration of 2,861,867 shares of common stock for issuance pursuant to the registrant’s 1991 Stock Option Plan on Form S-8 (File No. 333-133388) filed with the Commission on April 19, 2006. Therefore, no additional registration fee is required with respect to the 5,229,684 shares of common stock to be registered hereunder.

PART I

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by this reference:

(a)  Annual Report on Form 10-K for the fiscal year ended October 31, 2008;

(b)  The definitive Proxy Statement dated January 16, 2009 for the Annual Meeting of Stockholders held on February 25, 2009;

(c)  Quarterly report on Form 10-Q for the quarter ended January 30, 2009;

(d)  Current Reports on Form 8-K filed on February 23, 2009, February 27, 2009 (two reports), and March 3, 2009;

(e)  The description of Company’s common share purchase rights as set forth in Form 8-A filed May 3, 2000; and

(f)  The description of the Company’s capital stock as set forth in the Company’s Form S-2 Registration Statement (File No. 2-82000) declared effective March 9, 1983.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under provisions of the By-Laws of the registrant, directors and officers will be indemnified for any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the registrant), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of the registrant if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to the registrant unless such court or the Delaware Court of Chancery also finds that such person is nevertheless fairly and reasonably entitled to indemnity. The registrant’s Certificate of Incorporation also eliminates the liability of directors of the registrant for monetary damages to the fullest extent permissible under Delaware law.

A provision of the By-Laws, as amended and restated on February 25, 2009, provides current and former directors and officers with indemnification rights to the fullest extent permitted by law, and protects against any retroactive loss of indemnification rights due to unilateral termination, repeal or amendment of the By-Laws by the Company’s board of directors or stockholders. In addition, this provision includes procedures for the advancement of expenses to indemnitees prior to the final disposition of indemnifiable claims, as well as procedures by which an indemnitee may bring suit against the Company to recover the unpaid amount of any claim for indemnification or request for advancement of expenses.

Section 145 of the Delaware General Corporation Law provides the following:

(a)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	2009 Omnibus Equity Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed on March 3, 2009)

5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and the State of Minnesota, on this 15th day of April, 2009.

THE VALSPAR CORPORATION
By:	/s/ Rolf Engh
Rolf Engh, Secretary

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints William L. Mansfield and Rolf Engh, signing singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ William L. Mansfield	4/15/2009	/s/ Jeffrey H. Curler	4/15/2009
William L. Mansfield, Director,		Jeffrey H. Curler, Director
Chairman and Chief Executive Officer
(principal executive officer)		/s/ Charles W. Gaillard	4/15/2009
Charles W. Gaillard, Director
/s/ Lori A. Walker	4/15/2009
Lori A. Walker, Senior Vice President and		/s/ Janel S. Haugarth	4/15/2009
Chief Financial Officer		Janel S. Haugarth, Director
(principal financial officer)
		/s/ Mae C. Jemison	4/15/2009
/s/ Tracy C. Jokinen	4/15/2009	Mae C. Jemison, Director
Tracy C. Jokinen, Vice President and
Controller (principal accounting officer)		/s/ Stephen D. Newlin	4/15/2009
Stephen D. Newlin, Director
/s/ John S. Bode	4/15/2009
John S. Bode, Director		/s/ Gregory R. Palen	4/15/2009
Gregory R. Palen, Director
/s/ Susan S. Boren	4/15/2009
Susan S. Boren, Director		/s/ Richard L. White	4/15/2009
Richard L. White, Director

EXHIBIT INDEX

Exhibit	Description

4.1	2009 Omnibus Equity Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed on March 3, 2009)

5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)